Exhibit 99.1

Excerpts From the Preliminary Proxy Statement

Our Business Following the Transaction

We expect that after the Transaction is completed our business operations and incoming cash flows will be limited to our etailz segment, a digital marketplace retailer that generates substantially all of its revenue through Amazon Marketplace and which has historically generated operating losses. Based on recurring losses from operations, expectation of operating losses for the foreseeable future, and uncertainty with respect to any available future funding and any alternative or additional strategic alternatives, the Company has concluded that, following the Transaction, there still will be substantial doubt about the Company’s ability to continue as a going concern. See “Risk Factors Relating to the Proposal to Approve the Transaction”.

As disclosed in the Company’s previous filings with the Securities and Exchange Commission (attached hereto as Annex E and Annex F), the Company has suffered recurring losses from operations and the Company’s primary sources of liquidity are borrowing capacity under its revolving credit facility, available cash and cash equivalents, all of which are limited. Therefore, the ability of the Company to meet its liabilities and to continue as a going concern is dependent on, among other things, improved profitability, the continued implementation of the performance improvement plan for the etailz segment, and the availability of future funding for the etailz segment. Our Board has determined that this Transaction is an important step toward enabling the Company to continue as a going concern by providing some liquidity to pay down debts and by eliminating the accruing of further obligations related to operation of the fye segment. However, the Company has concluded that, even after consummation of the Transaction, the Company’s ability to continue as a going concern will still be dependent on the continued implementation of the performance improvement plan for the etailz segment, the availability of future funding for the etailz segment, implementation of one or more corporate initiatives to reduce costs at the parent company level (which could include a voluntary delisting from NASDAQ and deregistering of our Common Stock in order to substantially eliminate the costs associated with being a public company), satisfying all unassumed liabilities of the fye segment and other strategic alternatives, including selling all or part of the remaining business or assets of the Company. The unaudited pro forma financial information included in this proxy statement do not include any adjustments that might result from the outcome of these uncertainties.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated statements of operations for the fiscal years ended February 3, 2018, February 2, 2019, and the thirty nine weeks ended November 2, 2019 present the Company’s results of operations as adjusted to give effect to the divestiture of certain assets and liabilities of the fye business (the “Transaction”) as if it had occurred at the beginning of the earliest period. The accompanying unaudited pro forma condensed consolidated balance sheet as of November 2, 2019 presents the Company’s financial position as if the Transaction had occurred on November 2, 2019. The unaudited pro forma condensed consolidated balance sheet as of November 2, 2019 reflects the elimination of certain assets and liabilities of the fye business to be sold as part of the Transaction, the elimination of all intercompany accounts, the inclusion of the cash proceeds from the Transaction, the application of such proceeds to repay certain outstanding debt, and the recognition of the estimated loss from the Transaction. The estimated loss on the sale of the fye business will change upon final determination and settlement of post-closing adjustments.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s most recent annual report on Form 10-K for the period ended February 2, 2019 (which is attached as Annex E to this proxy statement) and in the Company’s most recent quarterly report on Form 10-Q for the period ended November 2, 2019 (which is attached as Annex F to this proxy statement).

The unaudited pro forma information below is provided for information purposes only and is not indicative of what the actual financial position or results of operations of the Company would have been had the Transaction actually occurred on the dates indicated, nor does it purport to indicate the future financial position or results of operations of the Company. The pro forma adjustments are based upon available information and assumptions believed to be reasonable in the circumstances. There can be no assurance that such information and assumptions will not change from those reflected in the pro forma condensed financial statements and notes thereto.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical Trans World Entertainment Corporation Year-ended February 3, 2018	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation Year-ended February 3, 2018
Net sales	$437,173	$(262,714)	$—		$174,459
Other revenue	5,683	(5,683)	—		—
Total revenue	442,856	(268,397)	—		174,459

Cost of sales	299,013	(164,143)	—		134,870
Gross profit	143,843	(104,254)	—		39,589
Selling, general and administrative expenses	167,924	(124,408)	4,547	(2)	48,063
Income from joint venture	(1,787)	—	—		(1,787)
Asset impairment charges	29,107	(29,107)	—		—
Loss from operations	(51,401)	49,261	(4,547)		(6,687)
Interest expense	332	—	(155	)(3)	177
Other loss (income)	(8,881)	149	—		(8,732)
(Loss) income before income taxes	(42,852)	49,112	(4,392)		1,868
Income tax (benefit) expense	(299)	285	—		(14)
Net (loss) income	$(42,553)	48,827	(4,392)		1,882

Basic and diluted (loss) income per share:
Basic and diluted loss per common share	$(23.52)				$1.04

Weighted average number of common shares outstanding – basic	1,810				1,810

Weighted average number of common shares outstanding – diluted	1,810				1,811

Notes:
(1)	Represents the elimination of the operating results of the fye business for the period presented, which is consistent with the terms of the Asset Purchase Agreement, as defined herein.
(2)
Represents adjustment for the corporate level expenses of the parent company. Does not reflect (i) income or expenses arising out of the Transition Services Agreement or (ii) certain severance payments that will be payable by the Company in respect of employees not transferred to the Purchaser, which amounts will not be known prior to consummation of the Transaction.

(3)	Represents an adjustment of interest expense assuming that $14.5 million of cash proceeds were received at the beginning of the period and applied to repay debt.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical Trans World Entertainment Corporation Year-ended February 2, 2019	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation Year-ended February 2, 2019
Net sales	$412,997	$(226,097)	$—		$186,900
Other revenue	5,193	(5,193)	—		—
Total revenue	418,190	(231,290)	—		186,900

Cost of sales	290,116	(142,031)	—		148,085
Gross profit	128,074	(89,259)	—		38,815
Selling, general and administrative expenses	165,222	(111,768)	7,750	(2)	61,204
Asset impairment charges	59,658	(1,946)	—		57,712
Loss from operations	(96,806)	24,455	(7,750)		(80,101)
Interest expense	723	—	(498	)(3)	225
Other income	(227)	227	—		—
Loss before income taxes	(97,302)	24,228	(7,252)		(80,326)
Income tax expense	80	(53)	—		27
Net loss	$(97,382)	24,281	(7,252)		(80,353)

Basic and diluted loss per share:
Basic and diluted loss per common share	$(53.67)				$(44.30)

Weighted average number of common shares outstanding – basic and diluted	1,814				1,814

Notes:
(1)	The elimination of the operating results of the fye business for the period presented, which is consistent with the terms of the Asset Purchase Agreement, as defined herein.
(2)
Represents adjustment for the corporate level expenses of the parent company. Does not reflect (i) income or expenses arising out of the Transition Services Agreement or (ii) certain severance payments that will be payable by the Company in respect of employees not transferred to the Purchaser, which amounts will not be known prior to consummation of the Transaction.

(3)	Represents an adjustment of interest expense assuming that $14.5 million of cash proceeds were received at the beginning of the period and applied to repay debt.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical Trans World Entertainment Corporation Thirty-nine Weeks ended November 2, 2019	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation Thirty-nine Weeks ended November 2, 2019
Net sales	$223,100	$(125,092)	$—		$98,008
Other revenue	2,510	(2,510)	—		—
Total revenue	225,610	(127,602)			98,008

Cost of sales	152,025	(76,932)	—		75,093
Gross profit	73,585	(50,670)	—		22,915
Selling, general and administrative expenses	95,470	(68,915)	6,525	(2)	33,080
Asset impairment charges	16,035	(16,035)	—		—
Loss from operations	(37,920)	34,280	(6,525)		(10,165)
Interest expense	554	—	(445	)(3)	109
Other loss	388	(388)	—		—
Loss before income taxes	(38,862)	34,668	(6,080)		(10,274)
Income tax expense	223	(192)	—		31
Net loss	$(39,085)	$34,860	$(6,080)		$(10,305)

Basic and diluted loss per share:
Basic and diluted loss per common share	$(21.51)				$(5.67)

Weighted average number of common shares outstanding – basic and diluted	1,817				1,817

Notes:
(1)	The elimination of the operating results of the fye business for the period presented, which is consistent with the terms of the Asset Purchase Agreement, as defined herein.
(2)
Represents adjustment for the corporate level expenses of the parent company. Does not reflect (i) income or expenses arising out of the Transition Services Agreement or (ii) certain severance payments that will be payable by the Company in respect of employees not transferred to the Purchaser, which amounts will not be known prior to consummation of the Transaction.

(3)	Represents an adjustment of interest expense assuming that $14.5 million of cash proceeds were received at the beginning of the period and applied to repay debt.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Historical Trans World Entertainment Corporation as of November 2, 2019	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation as of November 2, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,073	$—	$—		$3,073
Restricted cash	950	—	—		950
Accounts receivable	4,284	—	—		4,284
Merchandise inventory	101,130	(78,608)	—		22,522
Prepaid expenses and other current assets	4,719	(2,298)	—		2,421
Total current assets	114,156	(80,906)	—		33,250
Restricted cash	5,139	—	—		5,139
Operating lease right-of-use assets	4,987	(2,885)	—		3,404
Fixed assets, net	8,978	(5,574)	—		2,102
Intangible assets, net	2,810	—	—		2,810
Other assets	5,410	(62)	—		5,348
Total assets	$141,480	$(89,427)	$—		52,053

LIABILITIES
Current liabilities:
Accounts payable	$29,994	$(15,429)	—		14,565
Short term borrowings	27,771	—	(14,490	)(2)	13,281
Accrued expenses and other current liabilities	5,584	(131)	—		5,453
Deferred revenue	5,989	(5,989)	—		—
Current portion of operating leases	9,440	(8,918)	—		522
Total current liabilities	78,778	(30,467)	(14,490)		33,821
Operating lease liabilities	16,227	(13,275)	—		2,952
Other long term liabilities	21,600	(2,270)	—		19,330
Total liabilities	116,605	(46,012)	(14,490)		56,103

Shareholders' equity (Accumulated deficit)	24,875	(43,415)	14,490		(4,050	)(3)
Total liabilities and shareholders’ equity	$141,480	$(89,427)	$—		$52,053

Notes:
(1)
Represents the elimination of certain assets of the fye business sold to the Purchaser and certain liabilities of the fye business assumed by the Purchaser, which is consistent with the terms of the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the Company will retain liabilities and obligations of the fye business not assumed by the Purchaser, including liabilities relating to pending lawsuits (including pending store manager class actions) and liabilities with respect to severance obligations for employees not transferred to the Purchaser. Below represents a reconciliation of previously disclosed fye segment assets and liabilities to the certain assets sold and liabilities assumed by the Purchaser.

fye segment assets as of November 2, 2019	$107,707
Less assets not sold:
Cash and cash equivalents	(2,893)
Restricted cash	(6,089)
Accounts receivable	(2,444)
Prepaid expenses and other current assets	(1,563)
Other assets	(5,291)
fye business assets sold	$89,427

fye segment liabilities as of November 2, 2019	$104,338
Less liabilities not assumed:
Accounts payable	(6,960)
Short-term borrowings	(27,771)
Accrued expenses and other current liabilities	(4,259)
Other long-term liabilities	(19,336	)(i)
fye business liabilities assumed	$46,012

(i)
Other long-term liabilities consist of the Company's Supplemental Executive Retirement Plan in the amount of $15.8 million and liabilities for uncertain tax positions in the amount of $3.3 million and certain other liabilities

(2)
Represents application of the estimated cash proceeds (without giving effect to $1 million required to be deposited into an escrow account pursuant to the Asset Purchase Agreement) of the Transaction to pay down short-term borrowings, as required under the Company's existing credit facility. Under the Asset Purchase Agreement, the purchase price for the Transaction varies based on Net Inventory (as defined in the Asset Purchase Agreement) sold to Purchaser as determined as of 12:00 a.m. on February 1, 2020 (the “Effective Time”), subject to post-closing adjustment. As of November 2, 2019, Net Inventory was approximately $56.0 million, short term borrowings were $27.7 million, the purchase price would have been approximately $14.5 million, and, following application of the proceeds of the Transaction to pay down short-term borrowings, approximately $13.3 million of borrowings remained outstanding under the Company’s existing credit facility. The Company’s operations are seasonal and Net Inventory and short term borrowings as of November 2, 2019, are not representative of expected Net Inventory and expected short term borrowings as of the Effective Time. See footnote (3) below for a sensitivity analysis of the estimated Transaction purchase price based on Net Inventory sold. As of January 4, 2020, the most recent fiscal month end, Net Inventory was approximately $44 million, short term borrowings were approximately $10.9 million, and the purchase price would have been approximately $11.5 million. All amounts, if any, remaining outstanding under the Company’s credit facility after application of the proceeds would be immediately due and payable.

(3)
Represents the estimated loss of approximately $29.0 million to be recorded as a result of the divestiture (determined as the estimated net assets sold of $43.4 million less estimated net proceeds of $14.5 million). The estimated loss will change upon the final determination and settlement of post-closing adjustments and other divestiture-related costs. Below represents a sensitivity analysis of the impact on the estimated sale price and estimated loss on divestiture based on a range of possibilities for Net Inventory sold to the Purchaser (in thousands, as determined as merchandise inventory less accounts payable).

Estimated Net Inventory sold to Purchaser	Estimated net assets sold	Estimated sale proceeds	Estimated loss on divestiture
$55,961	$(43,415)	$14,490	$(28,925)
39,000	(19,236)	9,500	(9,736)
40,000	(20,236)	10,000	(10,236)
41,000	(21,236)	10,500	(10,736)
42,000	(22,236)	11,000	(11,236)
43,000	(23,236)	11,250	(11,986)

RISK FACTORS RELATING TO THE PROPOSAL TO
APPROVE THE TRANSACTION

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 (attached hereto as Annex E) and our subsequent SEC filings (including our Quarterly Report on Form 10-Q for the fiscal quarter ended November 2, 2019 (included in Annex F attached hereto)), along with other information provided to you in this proxy statement, in deciding how to vote on the proposal to approve the Transaction. The special risk considerations described below are not the only ones facing us. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occurs, our business, financial condition or results of operations could be materially adversely affected, the market price of our Common Stock may decline, and you may lose all or part of your investment.

If the Closing does not occur, our business may be harmed, there is no guarantee that the challenges related to the fye segment will subside or that we will be able to overcome the challenges that the Company has faced to date and the market price for our Common Stock may decline.

We cannot provide assurances that the Transaction will be completed. The Closing is subject to a number of conditions, including, but not limited to, our obtaining shareholder approval of the Transaction and obtaining a payoff and release letter from Wells Fargo Bank. If the Asset Purchase Agreement is terminated on certain grounds, we will be obligated to pay Purchaser a termination fee in the amount of $3,500,000. For additional information regarding such termination fee, see “The Asset Purchase Agreement — Termination”. As a result of our announcement of the Transaction, third parties may be unwilling to enter into material agreements with respect to the Business. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such new relationships are likely to be more stable. Our announcement of the Transaction may cause employees working in the fye segment to become concerned about the future of the Business and their jobs and lose focus or seek other employment. If we fail to complete the Transaction and continue to operate the fye segment, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. In addition, if the Transaction is not completed, the market price for our Common Stock may decline.

The Company’s expectation is that absent the consummation of the Transaction, it would immediately initiate the wind down of the fye segment. As disclosed in the Company’s previous filings with the Securities and Exchange Commission, the Company has suffered recurring losses from operations. Based on expectation of operating losses for the foreseeable future, and uncertainty with respect to any available future funding and any alternative or additional strategic alternatives, the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The terms of any alternative transaction may be less favorable to us than the terms of the Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party. The wind-down of the fye segment is not expected to be more favorable to shareholders than the Transaction. See “Wind-down Analysis and Retained Business Information.”

In addition, if the Transaction is not completed, our directors, executive officers and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

If the Closing does not occur, we may have difficulty meeting our obligations under the Wells Fargo Credit Facility and our lenders may have the ability to foreclose on our assets.

In the event the Transaction is not completed, the Company may have insufficient cash flow to continue to meet its obligations to pay amounts due under the Wells Fargo Credit Facility and we could default under the Wells Fargo Credit Facility. Upon the occurrence of an event of default, the lenders could accelerate the repayment of all indebtedness under the Wells Fargo Credit Facility. In such case, it is unlikely that the Company will have sufficient funds to pay the total amount of its accelerated obligations, and the Company’s lenders could proceed against the collateral securing the Wells Fargo Credit Facility. Any acceleration in the repayment of the Company’s indebtedness or related foreclosure would adversely affect the Company’s business and could require the Company to seek protection under federal bankruptcy statutes.

Pursuant to the Asset Purchase Agreement, as a condition to the Closing, we are required to deliver to Purchaser a payoff and release letter with respect to the Wells Fargo Credit Facility. No assurances can be made that we will be able to obtain such letter from Wells Fargo Bank.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Transaction.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell the fye segment to any party other than the Purchaser. Subject to certain exceptions (including as may relate to any superior proposals that we may receive), the Company and the Seller Entities are prohibited from (i) encouraging, soliciting, initiating, facilitating or continuing inquiries regarding an Acquisition Proposal (as defined in “The Asset Purchase Agreement” section below (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.

These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of the Company from considering or proposing an alternative transaction, and could make it more difficult for us to complete an alternative business combination transaction with another party.

If the Closing occurs, our business operations will consist solely of our etailz segment. etailz revenue is dependent upon maintaining etailz’s relationship with Amazon and failure to do so, or any restrictions on our ability to offer products on the Amazon Marketplace, could have an adverse impact on our business, financial condition and results of operations.

etailz generates substantially all of its revenue through the Amazon Marketplace. Therefore, we depend in large part on our relationship with Amazon for the continued growth of the etailz segment. In particular, we depend on our ability to offer products on the Amazon Marketplace. We also depend on Amazon for the timely delivery of products to customers. Any adverse change in our relationship with Amazon, including restrictions on the ability to offer products or termination of the relationship, could adversely affect the continued growth of our etailz segment and our financial condition and results of operations.

If the Closing occurs, the ability of the Company to satisfy its liabilities and to continue as a going concern will continue to be dependent on improved profitability, the continued implementation of the performance improvement plan at our etailz segment, the availability of future funding and the completion of other strategic alternatives.

As disclosed in the Company’s previous filings with the Securities and Exchange Commission (attached hereto as Annex E and Annex F), the Company has suffered recurring losses from operations and the Company’s primary sources of liquidity are borrowing capacity under its revolving credit facility, available cash and cash equivalents , all of which are limited. Therefore, the ability of the Company to meet its liabilities and to continue as a going concern is dependent on, among other things, improved profitability, the continued implementation of the performance improvement plan for the etailz segment, and the availability of future funding for the etailz segment. Our Board has determined that this Transaction is an important step toward enabling the Company to continue as a going concern by providing some liquidity to pay down debts and by eliminating the accruing of further obligations related to operation of the fye segment. However, the Company has concluded that, even after consummation of the Transaction, the Company’s ability to continue as a going concern will still be dependent on the continued implementation of the performance improvement plan for the etailz segment, the availability of future funding for the etailz segment, implementation of one or more corporate initiatives to reduce costs at the parent company level (which could include a voluntary delisting from NASDAQ and deregistering of our Common Stock in order to substantially eliminate the costs associated with being a public company), satisfying all unassumed liabilities of the fye segment and other strategic alternatives, including selling all or part of the remaining business or assets of the Company. The unaudited pro forma financial information included in this proxy statement do not include any adjustments that might result from the outcome of these uncertainties.

If the Closing occurs, our stock price may decline. Failure to successfully operate our etailz segment, reduce costs at the parent level and/or pursue strategic alternatives could also cause our stock price to decline.

If the Closing occurs, we will have effected the sale of the fye segment which accounted for the majority of our revenues and assets and, accordingly, our stock price may decline. We expect to use all of the proceeds from the Transaction to repay outstanding indebtedness under the Wells Fargo Credit Facility and to satisfy other unassumed liabilities. Our stock price may also decline if we are not be able to operate our etailz segment profitably and/or if we have difficulty retaining key employees.

The Company’s stock price has experienced and could continue to experience volatility and could decline, resulting in a substantial loss on your investment.

Our stock price has experienced, and could continue to experience in the future, substantial volatility as a result of many factors, including the perceived impact of this Transaction, global economic conditions, broad market fluctuations and public perception of the prospects for the industries in which we operate and the value of our assets. If the Transaction is consummated, we will have effected the sale of the fye segment which accounted for the majority of our revenues and assets and, we will be reliant on the performance of etailz, accordingly, our stock price may decline. If the Transaction is not consummated, our operation of fye segment and wind-down of the fye segment could also affect the price of our Common Stock. In either case, failure to meet market expectations, particularly with respect to net revenues, operating margins and earnings per share, would likely result in a further decline in the market price of our stock.

If we do not meet the continued listing standards of NASDAQ, our Common Stock could be delisted from trading, which could limit investors’ ability to make transactions in our Common Stock and subject us to additional trading restrictions.

Our common stock is listed on NASDAQ, which imposes continued listing requirements with respect to listed shares. On August 15, 2019, the Company effected a reverse stock split of its outstanding shares of common stock at a ratio of one-for-twenty pursuant to a Certificate of Amendment to the Company’s Certificate of Incorporation filed with the Secretary of State of the State of New York. The reverse stock split was reflected on NASDAQ beginning with the opening of trading on August 15, 2019. The primary purpose of the reverse stock split, which was approved by the Company’s shareholders at the Company’s Annual Stockholders Meeting on June 27, 2019, was to enable the Company to comply with the $1.00 minimum bid price requirement for continued listing on NASDAQ. There can be no assurance that we will be able to maintain compliance with the minimum bid price requirement or that we will otherwise be in compliance with other NASDAQ listing criteria. If we fail to maintain compliance with the minimum bid requirement or to meet the other applicable continued listing requirements in the future and NASDAQ determines to delist our common stock, the delisting could adversely affect the market price and liquidity of our common stock and reduce our ability to raise additional capital.

The limited public float and trading volume for our Common Stock may have an adverse impact and cause significant fluctuation of market price.

Historically, ownership of a significant portion of our outstanding shares of Common Stock has been concentrated in a small number of shareholders. Consequently, our Common Stock has a relatively small float and low average daily trading volume, which could affect a shareholder’s ability to sell our stock or the price at which it can be sold. In addition, future sales of substantial amounts of our Common Stock in the public market by those larger shareholders, or the perception that these sales could occur, may adversely impact the market price of the stock and our stock could be difficult for a shareholder to liquidate.

Whether or not the Closing occurs, the Company intends to undertake one or more corporate initiatives to reduce costs which may include deregistering the Company’s Common Stock under the Exchange Act.

Given the Company’s liquidity position, the Company intends to undertake one or more corporate initiatives to reduce costs going forward and will undertake such initiatives whether or not the Closing occurs. We currently incur significant expenses in connection with complying with public company reporting requirements and, as a listed company, we have an obligation to continue to comply with the applicable reporting requirements. As part of its consideration of all available strategic alternatives for the Company, the Board will consider whether, and may conclude that, deregistering our Common Stock, and therefore eliminating the significant expenses associated with complying with public company reporting requirements, is in the best interests of our shareholders. If the Company determines to deregister its Common Stock, following such deregistration, we would no longer be a reporting company and we would cease to file annual, quarterly, current, and other reports and documents with the Securities and Exchange Commission as soon as we are permitted to do so under applicable laws, rules and regulations. In such event, our shareholders would have significantly less information about the Company and our business, operations, and financial performance than they have currently. Additionally, termination of our obligation to publicly disclose financial and other information about the Company following the deregistration of our Common Stock under the Exchange Act would make it more difficult (or even impossible) for shareholders to sell shares of Common Stock held by them. Trading in our Common Stock would only occur, if at all, in privately negotiated sales and potentially on an OTC market, if one or more brokers chooses to make a market for our Common Stock on any such market and complies with applicable regulatory requirements. There could be no assurances regarding any such private trading or OTC market trading.

Certain directors and executive officers of the Company have interests in the Transaction that are different from, or in addition to, those of other shareholders, which could have influenced their decisions to support or approve the Transaction.

In considering whether to approve the proposals at the Special Meeting, shareholders should recognize that certain directors and executive officers of the Company have interests in the Transaction that differ from, or that are in addition to, their interests as shareholders of the Company. These interests include, among others, the accelerated vesting of certain equity awards and/or certain payments under employment arrangements in the event they experience a qualifying termination of employment following the Transaction. These interests, among others, may influence the directors and executive officers of the Company to support or approve the Transaction.

In addition, as disclosed in the Company’s previous filings with the Securities and Exchange Commission, one of our directors, W. Michael Reickert, also serves as a trustee of the Robert J. Higgins TWMC Trust, which is our largest shareholder. The Company leases its distribution center in Albany, New York, from RJHDC, LLC, of which a trustee of our largest shareholder is the manager and sole member. Following the Transaction, the Purchaser is expected to enter into a new lease with respect to the distribution center which may influence our largest shareholder’s vote in regard to the Transaction.

See the section of this proxy statement entitled “Interests of Certain Persons in the Transaction.”

The Robert J. Higgins TWMC Trust (the “Trust”) owns approximately 39% of the outstanding Common Stock. Therefore, the trustees have significant influence and control over the outcome of any vote of the Company’s Shareholders.

The Robert J. Higgins TWMC Trust owns approximately 39% of the outstanding Common Stock and there are no limitations on the Trust acquiring shares in the future. Accordingly, the trustees have significant influence over the election of our directors, the appointment of new management and the approval of actions requiring shareholder approval, such as adopting amendments to our articles of incorporation and approving mergers or sales of all or substantially all of our assets (including the Transaction). Such concentration of ownership and substantial voting influence may have the effect of delaying or preventing a change of control or other transaction, even if the Board determines that a change of control or other transaction is in the best interest of all shareholders. There may be instances in which the interest of the Trust may conflict or be perceived as being in conflict with the interest of a holder of our securities or the interest of the Company. W. Michael Reickert, a member of the Board of Directors of the Company, is a trustee of the Trust.